Exhibit 99.1

Helen of Troy Limited Reports Third Quarter Fiscal 2022 Results

Consolidated Net Sales Decline of 2.0%; Growth of 0.4% from Core Business
GAAP Diluted Earnings Per Share (“EPS”) of $3.10
Core Adjusted Diluted EPS Growth of 3.0% to $3.72
Adjusted Diluted EPS Decline of 1.1% to $3.72

Raises Fiscal 2022 Diluted EPS and Net Sales Outlook:
Consolidated Diluted EPS to $8.25-$8.59; Core Diluted EPS to $8.08-$8.42
Consolidated Adjusted Diluted EPS to $11.73-$11.93; Core Adjusted Diluted EPS to $11.55-$11.75
Consolidated Net Sales to $2.095-$2.115 Billion; Core Net Sales to $2.060-$2.080 Billion

El Paso, Texas, January 6, 2022 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, and beauty products, today reported results for the three-month period ended November 30, 2021.

Executive Summary – Third Quarter of Fiscal 2022 Compared to Fiscal 2021 and Fiscal 2020

•Consolidated net sales revenue was $624.9 million, a decrease of 2.0% from fiscal 2021 and an increase of 31.6% from fiscal 2020
◦Core business net sales increase of 0.4% from fiscal 2021 and an increase of 37.7% from fiscal 2020
◦Leadership Brand net sales decrease of 0.2% from fiscal 2021 and an increase of 33.6% from fiscal 2020
◦Online channel net sales decrease of 7.4% from fiscal 2021 and an increase of 23.7% from fiscal 2020

•GAAP consolidated operating income of $90.0 million, or 14.4% of net sales, compared to $100.7 million, or 15.8% of net sales, for the same period last year

•Non-GAAP consolidated adjusted operating income decrease of 5.2% to $106.1 million, or 17.0% of net sales, compared to $111.9 million, or 17.6% of net sales, for the same period last year

•GAAP diluted EPS of $3.10, which includes EPA compliance costs of $0.20 per share, compared to $3.34 for the same period last year and $2.71 for fiscal 2020

•Non-GAAP Core adjusted diluted EPS of $3.72, an increase of 3.0% from fiscal 2021 and an increase of 24.8% from fiscal 2020

•Non-GAAP adjusted diluted EPS of $3.72, a decrease of 1.1% from fiscal 2021 and an increase of 19.2% from fiscal 2020

•In July 2021, the Company disclosed that it was in discussions with the U.S. Environmental Protection Agency (the “EPA”) regarding the compliance of packaging claims on certain of its products in the air and water filtration categories and a limited subset of humidifier products within the Health & Home segment that are sold in the United States. As previously disclosed in August 2021, the Company largely resolved the EPA matter with modest changes to product labeling and began executing repackaging plans for the bulk of the affected products. As of the end of the third fiscal quarter, the Company has returned to more normalized levels of shipping activity for the vast majority of affected products.

Julien R. Mininberg, Chief Executive Officer, stated: “We are pleased with our results for the third quarter, delivering Core net sales growth and Core adjusted diluted EPS growth on top of 37.1% and 21.1%, respectively, in the prior year period. All three business segments exceeded our expectations. These results are the primary driver allowing us to raise our top and bottom-line outlook for the full fiscal year. Strong consumer and retailer demand drove sales for Housewares and Beauty, with both segments growing double digits on a Core basis over major double-digit sales increases in the third quarter of last fiscal year. Health & Home declined in the quarter, but performed above our expectations due to stronger than expected demand and faster-than-expected progress reworking certain products impacted by the EPA matter. Despite the impact of inflation and the EPA matter, our Core adjusted diluted EPS grew 3.0%.”

Mr. Mininberg continued: “We are also very pleased to be able to raise our outlook for the fiscal year, reflecting the strength of our third quarter and the positive trends we see in our business during the fourth quarter. For the full fiscal year, we now expect to grow Core net sales 2% to 3% over last year’s 25.1% increase, grow Core adjusted diluted EPS 4.7% to 6.5% over last year’s 26.5% increase, and expand margins. I am proud of the hard work across our organization that puts us in a position to deliver fiscal year 2022 in line with our Phase II average annual targets on top of an elevated base despite significant headwinds from widespread inflation and the EPA matter.

As we have demonstrated this fiscal year and in the past, Helen of Troy has a track record of delivering results in the face of obstacles. Looking ahead, we plan to use the proven combination of our inflation playbook, investing in our Leadership Brands, creating efficiencies through our global shared services platform, and harnessing the excellence of our organization and culture to address obstacles such as continued inflationary cost pressures expected next fiscal year. We also expect value creation from the recently-closed Osprey acquisition, which is expected to be immediately accretive to nearly all our consolidated financial measures. We believe our balance sheet and cash flow can be put to work on further capital allocation opportunities that could help create additional value in both the short and long-term.”

	Three Months Ended November 30,
(in thousands) (unaudited)	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$222,400	$250,158	$165,179	$637,737
Organic business (1)	23,601	(46,595)	8,943	(14,051)
Impact of foreign currency	134	337	727	1,198
Change in sales revenue, net	23,735	(46,258)	9,670	(12,853)
Fiscal 2022 sales revenue, net	$246,135	$203,900	$174,849	$624,884

Total net sales revenue growth (decline)	10.7%	(18.5)%	5.9%	(2.0)%
Organic business	10.6%	(18.6)%	5.4%	(2.2)%
Impact of foreign currency	0.1%	0.1%	0.4%	0.2%

Operating margin (GAAP)
Fiscal 2022	17.6%	6.7%	19.0%	14.4%
Fiscal 2021	16.9%	12.2%	19.7%	15.8%
Adjusted operating margin (non-GAAP)
Fiscal 2022	19.4%	10.7%	20.9%	17.0%
Fiscal 2021	18.4%	14.1%	21.7%	17.6%

	Three Months Ended November 30,			% Change
(in thousands, except per share data) (unaudited)	2021	2020	2019	FY22/FY21	FY22/FY20
Consolidated net sales revenue	$624,884	$637,737	$474,737	(2.0)%	31.6%
Core business net sales revenue (2)	620,509	617,766	450,742	0.4%	37.7%
Leadership Brand net sales revenue (3)	506,982	508,210	379,604	(0.2)%	33.6%
Online channel net sales revenue (4)	141,233	152,562	114,193	(7.4)%	23.7%

Consolidated Diluted EPS	$3.10	$3.34	$2.71	(7.2)%	14.4%
Consolidated Adjusted Diluted EPS (non-GAAP) (5)	3.72	3.76	3.12	(1.1)%	19.2%
Core Adjusted Diluted EPS (non-GAAP) (2) (5)	3.72	3.61	2.98	3.0%	24.8%

	Nine Months Ended November 30,			% Change
(in thousands, except per share data) (unaudited)	2021	2020	2019	FY22/FY21	FY22/FY20
Consolidated net sales revenue	$1,641,335	$1,589,424	$1,265,067	3.3%	29.7%
Core business net sales revenue (2)	1,611,098	1,526,995	1,193,454	5.5%	35.0%
Leadership Brand net sales revenue (3)	1,329,858	1,288,614	1,012,346	3.2%	31.4%
Online channel net sales revenue (4)	369,007	398,175	299,901	(7.3)%	23.0%

Consolidated Diluted EPS	$7.52	$9.14	$6.15	(17.7)%	22.3%
Consolidated Adjusted Diluted EPS (non-GAAP) (5)	9.85	10.05	7.42	(2.0)%	32.7%
Core Adjusted Diluted EPS (non-GAAP) (2) (5)	9.67	9.58	6.98	0.9%	38.5%

Consistent with its strategy of focusing resources on its Leadership Brands, during the fourth quarter of fiscal 2020, the Company committed to a plan to divest certain assets within its Beauty segment's mass channel personal care business (“Personal Care”). During the second quarter of fiscal 2022, the Company completed the sale of its Personal Care business, not including the Latin America and Caribbean regions, to HRB Brands LLC, for $44.7 million in cash and recognized a gain on the sale of $0.5 million in SG&A. The Company is continuing to negotiate the sale of the Latin America and Caribbean Personal Care businesses to HRB Brands LLC, which it expects to close no later than the end of fiscal 2022. Accordingly, the Company has continued to classify the identified net assets of the Latin America and Caribbean Personal Care businesses as held for sale. The Company defines Core business as strategic business that it expects to be an ongoing part of its operations, and Non-Core business as business or net assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core. Sales from the Latin America and Caribbean Personal Care businesses continue to be included in Non-Core business for all periods presented.

	Three Months Ended November 30,
(in thousands) (unaudited)	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$222,400	$250,158	$165,179	$637,737
Core business (2)	23,735	(46,258)	25,266	2,743
Non-Core business (Personal Care) (2)	—	—	(15,596)	(15,596)
Change in sales revenue, net	23,735	(46,258)	9,670	(12,853)
Fiscal 2022 sales revenue, net	$246,135	$203,900	$174,849	$624,884

Total net sales revenue growth (decline)	10.7%	(18.5)%	5.9%	(2.0)%
Core business	10.7%	(18.5)%	15.3%	0.4%
Non-Core business (Personal Care)	—%	—%	(9.4)%	(2.4)%

Consolidated Results - Third Quarter Fiscal 2022 Compared to Third Quarter Fiscal 2021

•Consolidated net sales revenue decreased $12.9 million, or 2.0%, to $624.9 million compared to $637.7 million. The decline was driven by a decrease from Organic business of $14.1 million, or

2.2%, primarily due to a decrease in sales in the Health & Home segment as a result of the EPA packaging compliance matter and related stop shipment actions, stronger COVID-19 driven demand for healthcare and healthy living products, primarily in thermometry and air filtration, in the comparative prior year period, and a net sales revenue decline in Non-Core business primarily due to the sale of the North America Personal Care business during the second quarter of fiscal 2022. These factors were partially offset by higher brick and mortar and online channel sales in the Beauty and Housewares segments due primarily to strong consumer demand, earlier than typical customer orders as retailers accelerated orders into the third quarter to try to avoid supply chain disruptions during the holiday season, the impact of customer price increases related to rising freight and product costs, higher sales in the club and closeout channels, and the favorable comparative impact of COVID-19 reduced store traffic and a soft back to school season in the prior year period.

•Consolidated gross profit margin decreased 1.3 percentage points to 43.8%, compared to 45.1%. The decrease in consolidated gross profit margin was primarily due to the net unfavorable impact of higher inbound freight expense and related customer price increases, EPA compliance costs recognized in cost of goods sold in the Health & Home segment of $0.3 million, and a less favorable channel mix within the Housewares segment. These factors were partially offset by a more favorable product mix within the Housewares and Beauty segments and a favorable mix of more Housewares and Beauty sales within consolidated net sales revenue.

•Consolidated SG&A ratio increased 0.1 percentage points to 29.4%, compared to 29.3%. The increase in the consolidated SG&A ratio was primarily due to higher personnel expense, unfavorable operating leverage, higher distribution expense, EPA compliance costs of $4.6 million in the Health & Home segment, and higher acquisition-related expense in connection with the acquisition of Osprey Packs, Inc. (“Osprey”). These factors were partially offset by lower royalty expense, reduced annual incentive compensation expense, lower marketing expense, lower amortization expense, a decrease in bad debt expense, and the favorable leverage impact of customer price increases related to rising freight and product costs.

•Consolidated operating income was $90.0 million, or 14.4% of net sales revenue, compared to $100.7 million, or 15.8% of net sales revenue. The 1.4 percentage point decrease in consolidated operating margin was primarily due to the net unfavorable impact of higher inbound freight expense and related customer price increases, increased personnel expense, higher distribution expense, unfavorable operating leverage, EPA compliance costs of $4.9 million in the Health & Home segment, a less favorable channel mix within the Housewares segment, and higher acquisition-related expense in connection with the Osprey transaction. These factors were partially offset by a favorable product mix within the Housewares and Beauty segments and a favorable mix of more Housewares and Beauty sales within consolidated net sales revenue, lower royalty expense, reduced annual incentive compensation expense, lower marketing expense, lower amortization expense, and a decrease in bad debt expense.

•Income tax expense as a percentage of income before tax was 12.9% compared to 14.0% for the same period last year, primarily due to increases in liabilities related to uncertain tax positions in the prior year period, partially offset by shifts in the mix of income in the Company's various tax jurisdictions.

•Net income was $75.7 million, compared to $84.2 million. Diluted EPS was $3.10 compared to $3.34. Diluted EPS decreased primarily due to lower operating income in the Health & Home segment and higher interest expense, partially offset by higher operating income in the Housewares and Beauty segments, a decrease in the effective income tax rate, and lower weighted average diluted shares outstanding.

•Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) decreased 4.5% to $111.8 million compared to $117.0 million.

On an adjusted basis for the third quarters of fiscal 2022 and 2021, excluding acquisition-related expenses, EPA compliance costs, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $5.8 million, or 5.2%, to $106.1 million, or 17.0% of net sales revenue, compared to $111.9 million, or 17.6% of net sales revenue. The 0.6 percentage point decrease in adjusted operating margin is primarily driven by the net unfavorable impact of higher inbound freight expense and related customer price increases, increased personnel expense, higher distribution expense, unfavorable operating leverage, and a less favorable channel mix within the Housewares segment. These factors were partially offset by a favorable product mix within the Housewares and Beauty segments and a favorable mix of more Housewares and Beauty sales within consolidated net sales revenue, lower royalty expense, reduced annual incentive compensation expense, lower marketing expense, and a decrease in bad debt expense.

•Adjusted income decreased $4.1 million, or 4.4%, to $90.6 million, compared to $94.8 million for the same period last year. Adjusted diluted EPS decreased 1.1% to $3.72 compared to $3.76. The decrease in adjusted diluted EPS was primarily due to lower adjusted operating income in the Health & Home segment and higher interest expense, partially offset by higher adjusted operating income in the Housewares and Beauty segments, a decrease in the effective income tax rate, and lower weighted average diluted shares outstanding.

Segment Results - Third Quarter Fiscal 2022 Compared to Third Quarter Fiscal 2021

Housewares net sales revenue increased $23.7 million, or 10.7%, to $246.1 million, compared to $222.4 million. Growth was driven by an increase from Organic business of $23.6 million, or 10.6%, primarily due to an increase in brick and mortar and online channel sales driven by strong consumer demand, earlier than typical customer orders as retailers accelerated orders into the third quarter to try to avoid supply chain disruptions during the holiday season, the impact of customer price increases related to rising freight and product costs, higher sales in the club and closeout channels, growth in international sales, and the favorable comparative impact of COVID-19 reduced store traffic and a soft back to school season in the prior year period. Operating income was $43.2 million, or 17.6% of segment net sales revenue, compared to $37.7 million, or 16.9% of segment net sales revenue. The 0.7 percentage point increase in segment operating margin was primarily due to favorable operating leverage, favorable product mix, and reduced annual incentive compensation expense. These factors were partially offset by the net unfavorable impact of higher inbound freight expense and related customer price increases, a less favorable channel mix, an increase in marketing expense, and higher acquisition-related expense in connection with the Osprey transaction. Adjusted operating income increased 16.7% to $47.7 million, or 19.4% of segment net sales revenue compared to $40.9 million, or 18.4% of segment net sales revenue.

Health & Home net sales revenue decreased $46.3 million, or 18.5%, to $203.9 million, compared to $250.2 million. The decline was driven by a decrease from Organic business of $46.6 million, or 18.6%, primarily due to a decrease in sales due to stronger COVID-19 driven demand for healthcare and healthy living products, primarily in thermometry and air filtration, in the comparative prior year period and a decrease in sales of air filtration products as a result of the EPA packaging compliance matter. These factors were partially offset by an increase in sales of humidification products and new product introductions. Operating income was $13.6 million, or 6.7% of segment net sales revenue, compared to $30.5 million, or 12.2% of segment net sales revenue. The 5.5 percentage point decrease in segment operating margin was primarily due to unfavorable operating leverage, the net unfavorable impact of higher inbound ocean freight expense and related customer price increases, EPA compliance costs of $4.9 million, higher distribution expense, and increased inventory obsolescence expense. These factors were partially offset by a decrease in marketing expenses, lower inbound air freight expense, reduced amortization expense, and decreased annual incentive compensation expense. Adjusted operating income decreased 38.3% to $21.8 million, or 10.7% of segment net sales revenue, compared to $35.3 million, or 14.1% of segment net sales revenue.

Beauty Core business net sales revenue increased $25.3 million, or 15.3%, primarily reflecting growth in appliance sales due to higher brick and mortar and online channel sales driven by strong consumer demand, earlier than typical customer orders as retailers accelerated orders into the third quarter to try to avoid supply chain disruptions during the holiday season, new product introductions, higher international sales, expanded distribution primarily in the club channel, and the favorable comparative impact of COVID-19 reduced store traffic in the prior year period. Total Beauty segment net sales revenue increased $9.7 million, or 5.9%, to $174.8 million, compared to $165.2 million primarily due to Core business growth partially offset by the sale of the Non-Core North America Personal Care business during the second quarter of fiscal 2022. Net sales revenue was favorably impacted by net foreign currency fluctuations of approximately $0.7 million, or 0.4%. Operating income was $33.2 million, or 19.0% of segment net sales revenue, compared to $32.6 million, or 19.7% of segment net sales revenue. The 0.7 percentage point decrease in segment operating margin was primarily due to the net unfavorable impact of higher inbound freight expense and related customer price increases, higher marketing expense, an increase in personnel expense, and the unfavorable impact of foreign currency exchange fluctuations. These factors were partially offset by a more favorable product mix, reduced royalty expense as a result of the amended Revlon trademark license, a decrease in outbound freight costs, lower bad debt expense, lower inventory obsolescence expense, and favorable operating leverage. Adjusted operating income increased 2.4% to $36.6 million, or 20.9% of segment net sales revenue, compared to $35.8 million, or 21.7% of segment net sales revenue.

Balance Sheet and Cash Flow Highlights - Third Quarter Fiscal 2022 Compared to Third Quarter Fiscal 2021

•Cash and cash equivalents totaled $44.3 million, compared to $156.7 million.

•Accounts receivable turnover was 76.4 days, compared to 70.0 days.

•Inventory was $585.8 million, compared to $383.4 million. Trailing twelve-month inventory turnover was 2.3 times compared to 3.6 times.

•Total short- and long-term debt was $447.5 million, compared to $440.4 million.

•Net cash provided by operating activities for the third quarter fiscal of 2022 was $53.3 million. Net cash used by operating activities for the first nine months of the fiscal year was $5.1 million, compared to net cash provided of $249.7 million for the same period last year.

Subsequent Event

On December 29, 2021, the Company completed the acquisition of Osprey, a longtime U.S. leader in technical and everyday packs. The total purchase consideration was $414.7 million in cash, including the impact of a $5.3 million favorable customary closing net working capital adjustment. The acquisition was funded with cash on hand and borrowings from the Company's existing revolving credit facility. The Company incurred acquisition-related expenses of $1.6 million during the third quarter of fiscal 2022, which were recognized in SG&A within its condensed consolidated statements of income.

Updated Fiscal 2022 Annual Outlook

Due to the sale of the majority of the Personal Care business during the second quarter of fiscal 2022 and the expected continued classification of the remaining Latin America and Caribbean Personal Care business as Non-Core for fiscal 2022, the Company is providing its updated outlook on both a consolidated and Core business basis in order to provide comparability between historical and future periods.

The expected impact of the Osprey acquisition for the period from the date of closing to the end of fiscal year 2022 is estimated to provide approximately $20 million of net sales revenue and approximately $0.05 and $0.07 of diluted EPS and adjusted diluted EPS, respectively. The expected impact of the Osprey acquisition is included in both the updated consolidated and Core business outlook provided.

The Company's updated outlook includes the current estimated impact of the duration of time required to repackage the remaining inventory affected by the EPA compliance concerns and considers anticipated customer demand. The Company's updated outlook includes an improvement in the estimated unfavorable sales revenue impact to approximately $60 million and an improvement in the unfavorable adjusted diluted EPS impact to approximately $0.30 related to lost sales volume and earnings due to the EPA matter. The adjusted diluted EPS impact is net of the favorable impact of cost reduction actions being taken in the Health & Home segment, which include reductions in personnel, marketing and select new product development costs.

The Company incurred $13.1 million, $3.0 million and $4.9 million of EPA compliance costs during the first, second and third quarters of fiscal 2022, respectively. These costs were included in the Company's GAAP operating results but were excluded from non-GAAP adjusted operating results. The Company expects to incur additional EPA compliance costs in the fourth quarter of fiscal 2022, which may include incremental freight, warehouse storage costs, charges from vendors, and legal fees, among other things. The Company expects to continue to exclude these costs from non-GAAP adjusted operating results in fiscal 2022, and the costs have been excluded from the updated annual outlook for non-GAAP adjusted diluted EPS.

The Company expects consolidated net sales revenue in the range of $2.10 to $2.12 billion, which implies growth of flat to 1.0%. The Company expects Core net sales revenue in the range of $2.06 to $2.08 billion, which implies growth of 2.0% to 3.0%, and includes a 3.0% unfavorable impact related to the EPA matter. Excluding the EPA matter, the Company expects Core net sales revenue growth of 5.0% to 6.0%.

The Company’s updated fiscal year net sales outlook reflects the following expectations by segment:
•Housewares net sales growth of 15.0% to 16.0%;
•Health & Home net sales decline of 20.0% to 19.0%, including 6.7% of decline related to the EPA matter; and
•Beauty net sales growth of 13.0% to 14.0%; Beauty Core business net sales growth of 26.0% to 27.0%.

The Company expects consolidated GAAP diluted EPS of $8.25 to $8.59 and Core diluted EPS of $8.08 to $8.42. The Company expects consolidated non-GAAP adjusted diluted EPS in the range of $11.73 to $11.93 and Core adjusted diluted EPS in the range of $11.55 to $11.75, which excludes any acquisition-related expenses, EPA compliance costs, asset impairment charges, restructuring charges, tax reform, share-based compensation expense and intangible asset amortization expense. The Company's Core adjusted diluted EPS expectation implies growth of 4.7% to 6.5%, which includes 2.7% of unfavorable impact due to the EPA matter, implying expected year-over-year growth of 7.4% to 9.2% not including the impact of the EPA matter.

The Company’s updated outlook also includes estimated year-over-year inflationary cost pressures of approximately $55 to $60 million, or approximately $2.25 to $2.45 of adjusted diluted EPS, much of which have been mitigated through improved product mix, price increases, forward buying of inventory to delay cost impacts, utilizing previously negotiated shipping contracts at rates below current market prices, and implementing other cost reduction initiatives.

The Company’s updated consolidated and Core net sales and EPS outlook reflects the following:
•the assumption that the severity of the cough/cold/flu season will be below pre-COVID historical averages;
•the assumption that December 2021 foreign currency exchange rates will remain constant for the remainder of the fiscal year; and
•an estimated weighted average diluted shares outstanding of 24.4 million.

Due primarily to the strong growth comparison and COVID-related events in the fourth quarter of fiscal 2021 and the accelerated orders by retailers in the third quarter of fiscal 2022 to avoid supply chain disruptions during the holiday season, the Company does not expect Core business net sales growth in the fourth quarter of fiscal 2022. However, the Company does expect Core adjusted diluted EPS growth for the fourth quarter due to the higher concentration of growth investments made in the prior year comparative period.

The Company expects a reported consolidated GAAP effective tax rate range of 13.0% to 14.0%, and a Core GAAP effective tax rate range of 12.8% to 13.8% for the full fiscal year 2022. The Company expects a consolidated adjusted effective tax rate range of 10.8% to 11.7% and a Core adjusted effective tax rate range of 10.6% to 11.5%.

The Company expects capital asset expenditures of $85 to $110 million for the full fiscal year 2022, which includes expected initial expenditures related to the previously announced new two million square foot distribution facility with state-of-the-art automation for the Housewares segment. The Company expects the total cost of the new distribution center and equipment to be in the range of $200 to $225 million spread over fiscal years 2022 and 2023.

The likelihood and potential impact of any fiscal 2022 acquisitions, other than the Osprey transaction, and divestitures, future asset impairment charges, future foreign currency fluctuations, material long-term distribution losses and/or customer returns that may arise related to the EPA matter, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s updated sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, January 6, 2022. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on January 6, 2022 until 11:59 p.m. Eastern Time on January 13, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13725730. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Core and Non-Core Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Free Cash Flow and Outlook for Consolidated, Core and Non-Core Net Sales Revenue, Diluted EPS and Adjusted Diluted EPS Excluding Impact of the EPA Matter, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 5 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. We sometimes refer to these brands as our Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-Q for the nine months ended November 30, 2021, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the Company's ability to successfully manage the demand, supply, and operational challenges associated with the actual or perceived effects of COVID-19 and any similar future public health crisis, pandemic or epidemic, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including from the effects of COVID-19, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, expectations regarding recent acquisitions (including Osprey) and any future acquisitions or divestitures, including the Company's ability to realize related synergies along with its ability to effectively integrate acquired businesses or disaggregate divested businesses, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, the Company's dependence on third-party manufacturers, most of which are located in the Asia Pacific market, and any inability to obtain products from such manufacturers, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the geographic concentration and peak season capacity of certain U.S. distribution facilities which increase its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with the Company's discussions with the EPA on the implementation of compliance plans related to certain of its products within the Health & Home segment, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of potential changes in laws and regulations, including environmental, health and safety and tax laws, and the costs and complexities of compliance with such laws, the Company's ability to continue to avoid classification as a Controlled Foreign Corporation, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks of significant tariffs or other restrictions being placed on imports from China or Mexico or any retaliatory trade measures taken by China or Mexico, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, increased costs of raw materials, energy and transportation, projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets and limitations under its financing arrangements. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30,
	2021		2020
Sales revenue, net	$624,884	100.0%	$637,737	100.0%
Cost of goods sold	351,051	56.2%	350,410	54.9%
Gross profit	273,833	43.8%	287,327	45.1%
Selling, general and administrative expense (“SG&A”)	183,788	29.4%	186,630	29.3%
Restructuring charges	5	—%	(12)	—%
Operating income	90,040	14.4%	100,709	15.8%
Non-operating income, net	52	—%	93	—%
Interest expense	3,206	0.5%	2,926	0.5%
Income before income tax	86,886	13.9%	97,876	15.3%
Income tax expense	11,203	1.8%	13,721	2.2%
Net income	$75,683	12.1%	$84,155	13.2%

Diluted earnings per share (“EPS”)	$3.10		$3.34

Weighted average shares of common stock used in computing diluted EPS	24,399		25,192

	Nine Months Ended November 30,
	2021		2020
Sales revenue, net	$1,641,335	100.0%	$1,589,424	100.0%
Cost of goods sold	936,322	57.0%	892,460	56.1%
Gross profit	705,013	43.0%	696,964	43.9%
SG&A	482,467	29.4%	439,646	27.7%
Restructuring charges	380	—%	355	—%
Operating income	222,166	13.5%	256,963	16.2%
Non-operating income, net	185	—%	440	—%
Interest expense	9,508	0.6%	9,568	0.6%
Income before income tax	212,843	13.0%	247,835	15.6%
Income tax expense	28,873	1.8%	16,061	1.0%
Net income	$183,970	11.2%	$231,774	14.6%

Diluted EPS	$7.52		$9.14

Weighted average shares of common stock used in computing diluted EPS	24,461		25,350

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30, 2021
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$624,884	100.0%	$—		$624,884	100.0%
Cost of goods sold	351,051	56.2%	(306)	(6)	350,745	56.1%
Gross profit	273,833	43.8%	306		274,139	43.9%
SG&A	183,788	29.4%	(4,620)	(6)	168,020	26.9%
			(1,605)	(7)
			(2,994)	(8)
			(6,549)	(9)
Restructuring charges	5	—%	(5)	(10)	—	—%
Operating income	90,040	14.4%	16,079		106,119	17.0%
Non-operating income, net	52	—%	—		52	—%
Interest expense	3,206	0.5%	—		3,206	0.5%
Income before income tax	86,886	13.9%	16,079		102,965	16.5%
Income tax expense	11,203	1.8%	1,113		12,316	2.0%
Net income	$75,683	12.1%	$14,966		$90,649	14.5%

Diluted EPS	$3.10		$0.61		$3.72

Weighted average shares of common stock used in computing diluted EPS	24,399				24,399

	Three Months Ended November 30, 2020
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$637,737	100.0%	$—		$637,737	100.0%
Cost of goods sold	350,410	54.9%	—		350,410	54.9%
Gross profit	287,327	45.1%	—		287,327	45.1%
SG&A	186,630	29.3%	(4,501)	(8)	175,390	27.5%
			(6,739)	(9)
Restructuring charges	(12)	—%	12	(10)	—	—%
Operating income	100,709	15.8%	11,228		111,937	17.6%
Non-operating income, net	93	—%	—		93	—%
Interest expense	2,926	0.5%	—		2,926	0.5%
Income before income tax	97,876	15.3%	11,228		109,104	17.1%
Income tax expense	13,721	2.2%	607		14,328	2.2%
Net income	$84,155	13.2%	$10,621		$94,776	14.9%

Diluted EPS	$3.34		$0.42		$3.76

Weighted average shares of common stock used in computing diluted EPS	25,192				25,192

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (5)
(Unaudited) (in thousands, except per share data)

	Nine Months Ended November 30, 2021
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$1,641,335	100.0%	$—		$1,641,335	100.0%
Cost of goods sold	936,322	57.0%	(13,775)	(6)	922,547	56.2%
Gross profit	705,013	43.0%	13,775		718,788	43.8%
SG&A	482,467	29.4%	(7,223)	(6)	436,327	26.6%
			(1,605)	(7)
			(8,963)	(8)
			(28,349)	(9)
Restructuring charges	380	—%	(380)	(10)	—	—%
Operating income	222,166	13.5%	60,295		282,461	17.2%
Non-operating income, net	185	—%	—		185	—%
Interest expense	9,508	0.6%	—		9,508	0.6%
Income before income tax	212,843	13.0%	60,295		273,138	16.6%
Income tax expense	28,873	1.8%	3,337		32,210	2.0%
Net income	$183,970	11.2%	$56,958		$240,928	14.7%

Diluted EPS	$7.52		$2.33		$9.85

Weighted average shares of common stock used in computing diluted EPS	24,461				24,461

	Nine Months Ended November 30, 2020
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$1,589,424	100.0%	$—		$1,589,424	100.0%
Cost of goods sold	892,460	56.1%	—		892,460	56.1%
Gross profit	696,964	43.9%	—		696,964	43.9%
SG&A	439,646	27.7%	(13,527)	(8)	405,465	25.5%
			(20,654)	(9)
Restructuring charges	355	—%	(355)	(10)	—	—%
Operating income	256,963	16.2%	34,536		291,499	18.3%
Non-operating income, net	440	—%	—		440	—%
Interest expense	9,568	0.6%	—		9,568	0.6%
Income before income tax	247,835	15.6%	34,536		282,371	17.8%
Income tax expense	16,061	1.0%	11,416		27,477	1.7%
Net income	$231,774	14.6%	$23,120		$254,894	16.0%

Diluted EPS	$9.14		$0.91		$10.05

Weighted average shares of common stock used in computing diluted EPS	25,350				25,350

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended November 30,
	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$222,400	$250,158	$165,179	$637,737
Organic business (1)	23,601	(46,595)	8,943	(14,051)
Impact of foreign currency	134	337	727	1,198
Change in sales revenue, net	23,735	(46,258)	9,670	(12,853)
Fiscal 2022 sales revenue, net	$246,135	$203,900	$174,849	$624,884

Total net sales revenue growth (decline)	10.7%	(18.5)%	5.9%	(2.0)%
Organic business	10.6%	(18.6)%	5.4%	(2.2)%
Impact of foreign currency	0.1%	0.1%	0.4%	0.2%

	Nine Months Ended November 30,
	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$564,891	$661,568	$362,965	$1,589,424
Organic business (1)	88,812	(116,302)	70,640	43,150
Impact of foreign currency	1,294	4,209	3,258	8,761
Change in sales revenue, net	90,106	(112,093)	73,898	51,911
Fiscal 2022 sales revenue, net	$654,997	$549,475	$436,863	$1,641,335

Total net sales revenue growth (decline)	16.0%	(16.9)%	20.4%	3.3%
Organic business	15.7%	(17.6)%	19.5%	2.7%
Impact of foreign currency	0.2%	0.6%	0.9%	0.6%

Leadership Brand and Other Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended November 30,
	2021	2020	$ Change	% Change
Leadership Brand sales revenue, net (3)	$506,982	$508,210	$(1,228)	(0.2)%
All other sales revenue, net	117,902	129,527	(11,625)	(9.0)%
Total sales revenue, net	$624,884	$637,737	$(12,853)	(2.0)%

	Nine Months Ended November 30,
	2021	2020	$ Change	% Change
Leadership Brand sales revenue, net (3)	$1,329,858	$1,288,614	$41,244	3.2%
All other sales revenue, net	311,477	300,810	10,667	3.5%
Total sales revenue, net	$1,641,335	$1,589,424	$51,911	3.3%

Consolidated and Segment Net Sales from Core and Non-Core Business (2)
(Unaudited) (in thousands)

	Three Months Ended November 30,
	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$222,400	$250,158	$165,179	$637,737
Core business	23,735	(46,258)	25,266	2,743
Non-Core business (Personal Care)	—	—	(15,596)	(15,596)
Change in sales revenue, net	23,735	(46,258)	9,670	(12,853)
Fiscal 2022 sales revenue, net	$246,135	$203,900	$174,849	$624,884

Total net sales revenue growth (decline)	10.7%	(18.5)%	5.9%	(2.0)%
Core business	10.7%	(18.5)%	15.3%	0.4%
Non-Core business (Personal Care)	—%	—%	(9.4)%	(2.4)%

	Nine Months Ended November 30,
	Housewares	Health & Home	Beauty	Total
Fiscal 2021 sales revenue, net	$564,891	$661,568	$362,965	$1,589,424
Core business	90,106	(112,093)	106,090	84,103
Non-Core business (Personal Care)	—	—	(32,192)	(32,192)
Change in sales revenue, net	90,106	(112,093)	73,898	51,911
Fiscal 2022 sales revenue, net	$654,997	$549,475	$436,863	$1,641,335

Total net sales revenue growth (decline)	16.0%	(16.9)%	20.4%	3.3%
Core business	16.0%	(16.9)%	29.2%	5.3%
Non-Core business (Personal Care)	—%	—%	(8.9)%	(2.0)%

SELECTED OTHER DATA
Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income
to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (5)
(Unaudited) (in thousands)

	Three Months Ended November 30, 2021
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$43,239	17.6%	$13,573	6.7%	$33,228	19.0%	$90,040	14.4%
Acquisition-related expenses	1,605	0.7%	—	—%	—	—%	1,605	0.3%
EPA compliance costs	—	—%	4,926	2.4%	—	—%	4,926	0.8%
Restructuring charges	—	—%	—	—%	5	—%	5	—%
Subtotal	44,844	18.2%	18,499	9.1%	33,233	19.0%	96,576	15.5%
Amortization of intangible assets	525	0.2%	572	0.3%	1,897	1.1%	2,994	0.5%
Non-cash share-based compensation	2,339	1.0%	2,717	1.3%	1,493	0.9%	6,549	1.0%
Adjusted operating income (non-GAAP)	$47,708	19.4%	$21,788	10.7%	$36,623	20.9%	$106,119	17.0%

	Three Months Ended November 30, 2020
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$37,658	16.9%	$30,478	12.2%	$32,573	19.7%	$100,709	15.8%
Restructuring charges	(12)	—%	—	—%	—	—%	(12)	—%
Subtotal	37,646	16.9%	30,478	12.2%	32,573	19.7%	100,697	15.8%
Amortization of intangible assets	523	0.2%	2,454	1.0%	1,524	1.0%	4,501	0.7%
Non-cash share-based compensation	2,712	1.2%	2,359	0.9%	1,668	1.0%	6,739	1.1%
Adjusted operating income (non-GAAP)	$40,881	18.4%	$35,291	14.1%	$35,765	21.7%	$111,937	17.6%

	Nine Months Ended November 30, 2021
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$112,303	17.1%	$29,616	5.4%	$80,247	18.4%	$222,166	13.5%
Acquisition-related expenses	1,605	0.2%	—	—%	—	—%	1,605	0.1%
EPA compliance costs	—	—%	20,998	3.8%	—	—%	20,998	1.3%
Restructuring charges	369	0.1%	—	—%	11	—%	380	—%
Subtotal	114,277	17.4%	50,614	9.2%	80,258	18.4%	245,149	14.9%
Amortization of intangible assets	1,562	0.2%	1,709	0.3%	5,692	1.3%	8,963	0.5%
Non-cash share-based compensation	11,047	1.7%	10,229	1.9%	7,073	1.6%	28,349	1.7%
Adjusted operating income (non-GAAP)	$126,886	19.4%	$62,552	11.4%	$93,023	21.3%	$282,461	17.2%

	Nine Months Ended November 30, 2020
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$106,294	18.8%	$95,782	14.5%	$54,887	15.1%	$256,963	16.2%
Restructuring charges	251	—%	—	—%	104	—%	355	—%
Subtotal	106,545	18.9%	95,782	14.5%	54,991	15.2%	257,318	16.2%
Amortization of intangible assets	1,541	0.3%	7,415	1.1%	4,571	1.3%	13,527	0.9%
Non-cash share-based compensation	8,024	1.4%	7,166	1.1%	5,464	1.5%	20,654	1.3%
Adjusted operating income (non-GAAP)	$116,110	20.6%	$110,363	16.7%	$65,026	17.9%	$291,499	18.3%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (5)
(Unaudited) (in thousands)

	Three Months Ended November 30, 2021
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$43,239	$13,573	$33,228	$90,040
Depreciation and amortization	2,894	2,529	3,218	8,641
Non-operating income, net	—	—	52	52
EBITDA (non-GAAP)	46,133	16,102	36,498	98,733
Add: Acquisition-related expenses	1,605	—	—	1,605
EPA compliance costs	—	4,926	—	4,926
Restructuring charges	—	—	5	5
Non-cash share-based compensation	2,339	2,717	1,493	6,549
Adjusted EBITDA (non-GAAP)	$50,077	$23,745	$37,996	$111,818

	Three Months Ended November 30, 2020
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$37,658	$30,478	$32,573	$100,709
Depreciation and amortization	2,371	4,106	3,042	9,519
Non-operating income, net	—	—	93	93
EBITDA (non-GAAP)	40,029	34,584	35,708	110,321
Add: Restructuring charges	(12)	—	—	(12)
Non-cash share-based compensation	2,712	2,359	1,668	6,739
Adjusted EBITDA (non-GAAP)	$42,729	$36,943	$37,376	$117,048

	Nine Months Ended November 30, 2021
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$112,303	$29,616	$80,247	$222,166
Depreciation and amortization	8,257	7,879	9,946	26,082
Non-operating income, net	—	—	185	185
EBITDA (non-GAAP)	120,560	37,495	90,378	248,433
Add: Acquisition-related expenses	1,605	—	—	1,605
EPA compliance costs	—	20,998	—	20,998
Restructuring charges	369	—	11	380
Non-cash share-based compensation	11,047	10,229	7,073	28,349
Adjusted EBITDA (non-GAAP)	$133,581	$68,722	$97,462	$299,765

	Nine Months Ended November 30, 2020
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$106,294	$95,782	$54,887	$256,963
Depreciation and amortization	6,743	12,331	8,921	27,995
Non-operating income, net	—	—	440	440
EBITDA (non-GAAP)	113,037	108,113	64,248	285,398
Add: Restructuring charges	251	—	104	355
Non-cash share-based compensation	8,024	7,166	5,464	20,654
Adjusted EBITDA (non-GAAP)	$121,312	$115,279	$69,816	$306,407

Reconciliation of GAAP Net Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30, 2021
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$86,886	$11,203	$75,683	$3.56	$0.46	$3.10
Acquisition-related expenses	1,605	58	1,547	0.07	—	0.06
EPA compliance costs	4,926	74	4,852	0.20	—	0.20
Restructuring charges	5	—	5	—	—	—
Subtotal	93,422	11,335	82,087	3.83	0.46	3.36
Amortization of intangible assets	2,994	197	2,797	0.12	0.01	0.11
Non-cash share-based compensation	6,549	784	5,765	0.27	0.03	0.24
Adjusted (non-GAAP)	$102,965	$12,316	$90,649	$4.22	$0.50	$3.72

Weighted average shares of common stock used in computing diluted EPS						24,399

	Three Months Ended November 30, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$97,876	$13,721	$84,155	$3.89	$0.55	$3.34
Restructuring charges	(12)	—	(12)	—	—	—
Subtotal	97,864	13,721	84,143	3.89	0.55	3.34
Amortization of intangible assets	4,501	204	4,297	0.18	0.01	0.17
Non-cash share-based compensation	6,739	403	6,336	0.27	0.02	0.25
Adjusted (non-GAAP)	$109,104	$14,328	$94,776	$4.33	$0.57	$3.76

Weighted average shares of common stock used in computing diluted EPS						25,192

	Three Months Ended November 30, 2019
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$76,594	$7,895	$68,699	$3.02	$0.31	$2.71
Acquisition-related expenses	1,475	22	1,453	0.06	—	0.06
Restructuring charges	12	—	12	—	—	—
Subtotal	78,081	7,917	70,164	3.07	0.31	2.76
Amortization of intangible assets	4,790	252	4,538	0.19	0.01	0.18
Non-cash share-based compensation	4,758	343	4,415	0.19	0.01	0.17
Adjusted (non-GAAP)	$87,629	$8,512	$79,117	$3.45	$0.34	$3.12

Weighted average shares of common stock used in computing diluted EPS						25,396

Reconciliation of GAAP Net Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (5)
(Unaudited) (in thousands, except per share data)

	Nine Months Ended November 30, 2021
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$212,843	$28,873	$183,970	$8.70	$1.18	$7.52
Acquisition-related expenses	1,605	58	1,547	0.07	—	0.06
EPA compliance costs	20,998	315	20,683	0.86	0.01	0.85
Restructuring charges	380	6	374	0.02	—	0.02
Subtotal	235,826	29,252	206,574	9.64	1.20	8.45
Amortization of intangible assets	8,963	603	8,360	0.37	0.02	0.34
Non-cash share-based compensation	28,349	2,355	25,994	1.16	0.10	1.06
Adjusted (non-GAAP)	$273,138	$32,210	$240,928	$11.17	$1.32	$9.85

Weighted average shares of common stock used in computing diluted EPS						24,461

	Nine Months Ended November 30, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$247,835	$16,061	$231,774	$9.78	$0.63	$9.14
Restructuring charges	355	2	353	0.01	—	0.01
Tax reform	—	9,357	(9,357)	—	0.37	(0.37)
Subtotal	248,190	25,420	222,770	9.79	1.00	8.79
Amortization of intangible assets	13,527	651	12,876	0.53	0.03	0.51
Non-cash share-based compensation	20,654	1,406	19,248	0.82	0.06	0.76
Adjusted (non-GAAP)	$282,371	$27,477	$254,894	$11.14	$1.08	$10.05

Weighted average shares of common stock used in computing diluted EPS						25,350

	Nine Months Ended November 30, 2019
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$172,018	$16,530	$155,488	$6.80	$0.65	$6.15
Acquisition-related expenses	1,475	22	1,453	0.06	—	0.06
Restructuring charges	1,061	68	993	0.04	—	0.04
Subtotal	174,554	16,620	157,934	6.90	0.66	6.24
Amortization of intangible assets	13,129	621	12,508	0.52	0.02	0.49
Non-cash share-based compensation	18,743	1,434	17,309	0.74	0.06	0.68
Adjusted (non-GAAP)	$206,426	$18,675	$187,751	$8.16	$0.74	$7.42

Weighted average shares of common stock used in computing diluted EPS						25,295

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (2) (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30,
	2021	2020	$ Change	% Change
Sales revenue, net
Core	$620,509	$617,766	$2,743	0.4%
Non-Core	4,375	19,971	(15,596)	(78.1)%
Total	$624,884	$637,737	$(12,853)	(2.0)%

	Three Months Ended November 30,
	2021	2020	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core	$3.72	$3.61	$0.11	3.0%
Non-Core	—	0.15	(0.15)	(100.0)%
Total	$3.72	$3.76	$(0.04)	(1.1)%

	Three Months Ended November 30,
Core Business:	2021	2020
Diluted EPS, as reported	$3.10	$3.19
Acquisition-related expenses, net of tax	0.06	—
EPA compliance costs, net of tax	0.20	—
Restructuring charges, net of tax	—	—
Subtotal	3.36	3.19
Amortization of intangible assets, net of tax	0.11	0.17
Non-cash share-based compensation, net of tax	0.24	0.25
Adjusted Diluted EPS (non-GAAP)	$3.72	$3.61

	Three Months Ended November 30,
Non-Core Business:	2021	2020
Diluted EPS, as reported	$—	$0.15
Non-cash share-based compensation, net of tax	—	—
Adjusted Diluted EPS (non-GAAP)	$—	$0.15

Diluted EPS, as reported (GAAP)	$3.10	$3.34

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (2) (5)
(Unaudited) (in thousands, except per share data)

	Nine Months Ended November 30,
	2021	2020	$ Change	% Change
Sales revenue, net
Core	$1,611,098	$1,526,995	$84,103	5.5%
Non-Core	30,237	62,429	(32,192)	(51.6)%
Total	$1,641,335	$1,589,424	$51,911	3.3%

	Nine Months Ended November 30,
	2021	2020	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core	$9.67	$9.58	$0.09	0.9%
Non-Core	0.18	0.47	(0.29)	(61.7)%
Total	$9.85	$10.05	$(0.20)	(2.0)%

	Nine Months Ended November 30,
Core Business:	2021	2020
Diluted EPS, as reported	$7.35	$8.67
Acquisition-related expenses, net of tax	0.06	—
EPA compliance costs, net of tax	0.85	—
Restructuring charges, net of tax	0.02	0.01
Tax reform	—	(0.37)
Subtotal	8.28	8.31
Amortization of intangible assets, net of tax	0.34	0.51
Non-cash share-based compensation, net of tax	1.05	0.76
Adjusted Diluted EPS (non-GAAP)	$9.67	$9.58

	Nine Months Ended November 30,
Non-Core Business:	2021	2020
Diluted EPS, as reported	$0.17	$0.47
Non-cash share-based compensation, net of tax	0.01	—
Adjusted Diluted EPS (non-GAAP)	$0.18	$0.47

Diluted EPS, as reported (GAAP)	$7.52	$9.14

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (Non-GAAP) (2) (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30, 2019	Nine Months Ended November 30, 2019
Sales revenue, net
Core	$450,742	$1,193,454
Non-Core	23,995	71,613
Total	$474,737	$1,265,067

	Three Months Ended November 30, 2019	Nine Months Ended November 30, 2019
Adjusted Diluted EPS (non-GAAP)
Core	$2.98	$6.98
Non-Core	0.14	0.44
Total	$3.12	$7.42

	Three Months Ended November 30, 2019	Nine Months Ended November 30, 2019
Core Business:
Diluted EPS, as reported	$2.62	$5.85
Acquisition-related expenses, net of tax	0.06	0.06
Restructuring charges, net of tax	—	0.02
Subtotal	2.68	5.93
Amortization of intangible assets, net of tax	0.13	0.38
Non-cash share-based compensation, net of tax	0.17	0.67
Adjusted Diluted EPS (non-GAAP)	$2.98	$6.98

	Three Months Ended November 30, 2019	Nine Months Ended November 30, 2019
Non-Core Business:
Diluted EPS, as reported	$0.09	$0.30
Restructuring charges, net of tax	—	0.01
Subtotal	0.09	0.31
Amortization of intangible assets, net of tax	0.05	0.12
Non-cash share-based compensation, net of tax	—	0.01
Adjusted Diluted EPS (non-GAAP)	$0.14	$0.44

Diluted EPS, as reported (GAAP)	$2.71	$6.15

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information
(Unaudited) (in thousands)

	November 30,
	2021	2020
Balance Sheet:
Cash and cash equivalents	$44,344	$156,661
Receivables, net	505,933	500,070
Inventory, net	585,811	383,440
Total assets, current	1,164,989	1,090,068
Total assets	2,487,405	2,311,744
Total liabilities, current	625,308	598,505
Total long-term liabilities	507,139	502,801
Total debt	447,468	440,381
Stockholders' equity	1,354,958	1,210,438
Liquidity:
Working capital	$539,681	$491,563

	Nine Months Ended November 30,
	2021	2020
Cash Flow:
Depreciation and amortization	$26,082	$27,995
Net cash (used) provided by operating activities	(5,054)	249,746
Capital and intangible asset expenditures	41,529	19,423
Net debt proceeds	103,100	104,100
Payments for repurchases of common stock	113,019	202,961

Reconciliation of GAAP Net Cash (Used) Provided by Operating Activities
to Free Cash Flow (Non-GAAP) (5)
(Unaudited) (in thousands)

	Nine Months Ended November 30,
	2021	2020
Net cash (used) provided by operating activities (GAAP)	$(5,054)	$249,746
Less: Capital and intangible asset expenditures	(41,529)	(19,423)
Free cash flow (non-GAAP)	$(46,583)	$230,323

Updated Fiscal 2022 Outlook for Net Sales Revenue (2)
(Unaudited)
(in thousands)

Consolidated:	Fiscal 2021	Updated Outlook for Fiscal 2022
Net sales revenue	$2,098,799	$2,095,000	—	$2,115,000
		—%	—	1.0%

Core Business:
Net sales revenue	$2,020,453	$2,060,000	—	$2,080,000
		2.0%	—	3.0%

Non-Core Business:
Net sales revenue	$78,346	$35,000	—	$35,000
		(55.3)%	—	(55.3)%

Reconciliation of Updated Fiscal 2022 Outlook for GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP) (2) (5)  (Unaudited)

Consolidated:	Nine Months Ended November 30, 2021	Outlook for the Balance of the Fiscal Year (Three Months)			Updated Outlook Fiscal 2022
Diluted EPS, as reported (GAAP)	$7.52	$0.73	—	$1.07	$8.25	—	$8.59
Acquisition-related expenses, net of tax	0.06	0.04	—	0.02	0.10	—	0.08
EPA compliance costs, net of tax	0.85	0.70	—	0.60	1.55	—	1.45
Restructuring charges, net of tax	0.02	—	—	—	0.02	—	0.02
Subtotal	8.45	1.47	—	1.69	9.92	—	10.14
Amortization of intangible assets, net of tax	0.34	0.14	—	0.14	0.48	—	0.48
Non-cash share-based compensation, net of tax	1.06	0.27	—	0.25	1.33	—	1.31
Adjusted diluted EPS (non-GAAP)	$9.85	$1.88	—	$2.08	$11.73	—	$11.93

Core Business:	Nine Months Ended November 30, 2021	Outlook for the Balance of the Fiscal Year (Three Months)			Updated Outlook Fiscal 2022
Diluted EPS, as reported (GAAP)	$7.35	$0.73	—	$1.07	$8.08	—	$8.42
Acquisition-related expenses, net of tax	0.06	0.04	—	0.02	0.10	—	0.08
EPA compliance costs, net of tax	0.85	0.70	—	0.60	1.55	—	1.45
Restructuring charges, net of tax	0.02	—	—	—	0.02	—	0.02
Subtotal	8.28	1.47	—	1.69	9.75	—	9.97
Amortization of intangible assets, net of tax	0.34	0.14	—	0.14	0.48	—	0.48
Non-cash share-based compensation, net of tax	1.05	0.27	—	0.25	1.32	—	1.30
Adjusted diluted EPS (non-GAAP)	$9.67	$1.88	—	$2.08	$11.55	—	$11.75

Non-Core Business:	Nine Months Ended November 30, 2021	Outlook for the Balance of the Fiscal Year (Three Months)			Updated Outlook Fiscal 2022
Diluted EPS, as reported (GAAP)	$0.17	$—	—	$—	$0.17	—	$0.17
Non-cash share-based compensation, net of tax	0.01	—	—	—	0.01	—	0.01
Adjusted diluted EPS (non-GAAP)	$0.18	$—	—	$—	$0.18	—	$0.18

Reconciliation of Updated Fiscal 2022 Outlook for Effective Tax Rate (GAAP) to Adjusted Effective Tax Rate (Non-GAAP) (2) (5) (Unaudited)

Consolidated:	Nine Months Ended November 30, 2021	Outlook for the Balance of the Fiscal Year (Three Months)			Updated Outlook Fiscal 2022
Effective tax rate, as reported (GAAP)	13.6%	6.7%	—	16.9%	13.0%	—	14.0%
Acquisition-related expenses	(0.1)%	(0.1)%	—	(0.1)%	(0.1)%	—	(0.1)%
EPA compliance costs	(1.1)%	(2.4)%	—	(4.9)%	(1.6)%	—	(1.6)%
Restructuring charges	—%	—%	—	—%	—%	—	—%
Subtotal	12.4%	4.2%	—	11.9%	11.3%	—	12.3%
Amortization of intangible assets	(0.1)%	0.3%	—	(0.3)%	(0.1)%	—	(0.2)%
Non-cash share-based compensation	(0.5)%	0.5%	—	(0.5)%	(0.4)%	—	(0.5)%
Adjusted effective tax rate (non-GAAP)	11.8%	5.0%	—	11.1%	10.8%	—	11.7%

Core Business:	Nine Months Ended November 30, 2021	Outlook for the Balance of the Fiscal Year (Three Months)			Updated Outlook Fiscal 2022
Effective tax rate, as reported (GAAP)	13.4%	5.5%	—	16.2%	12.8%	—	13.8%
Acquisition-related expenses	(0.1)%	(0.1)%	—	(0.1)%	(0.1)%	—	(0.1)%
EPA compliance costs	(1.1)%	(1.8)%	—	(4.7)%	(1.6)%	—	(1.6)%
Restructuring charges	—%	—%	—	—%	—%	—	—%
Subtotal	12.2%	3.6%	—	11.3%	11.0%	—	12.1%
Amortization of intangible assets	(0.1)%	0.3%	—	(0.2)%	(0.1)%	—	(0.2)%
Non-cash share-based compensation	(0.5)%	0.6%	—	(0.4)%	(0.3)%	—	(0.4)%
Adjusted effective tax rate (non-GAAP)	11.6%	4.5%	—	10.7%	10.6%	—	11.5%

Non-Core Business:	Nine Months Ended November 30, 2021	Outlook for the Balance of the Fiscal Year (Three Months)			Updated Outlook Fiscal 2022
Effective tax rate, as reported (GAAP)	19.5%	109.4%	—	108.1%	23.3%	—	23.8%
Non-cash share-based compensation	(0.4)%	(18.7)%	—	(16.4)%	(0.7)%	—	(0.7)%
Adjusted effective tax rate (non-GAAP)	19.1%	90.7%	—	91.8%	22.6%	—	23.1%

Reconciliation of Updated Fiscal 2022 Outlook for Net Sales Revenue to Updated Fiscal 2022 Outlook for Net Sales Revenue Excluding Impact of the EPA Matter (Non-GAAP) (2) (5) (11)
(Unaudited) (in thousands)

Consolidated:	Fiscal 2021	Updated Outlook for Fiscal 2022
Net sales revenue	$2,098,799	$2,095,000	—	$2,115,000	—%	—	1.0%
Impact of the EPA matter		60,000	—	60,000	(2.9)%	—	(2.9)%
Net sales revenue, excluding impact of EPA matter (non-GAAP)		$2,155,000	—	$2,175,000	2.7%	—	3.6%

Core Business:
Net sales revenue	$2,020,453	$2,060,000	—	$2,080,000	2.0%	—	3.0%
Impact of the EPA matter		60,000	—	60,000	(3.0)%	—	(3.0)%
Net sales revenue, excluding impact of EPA matter (non-GAAP)		$2,120,000	—	$2,140,000	5.0%	—	6.0%

Non-Core Business:
Net sales revenue	$78,346	$35,000	—	$35,000	(55.3)%	—	(55.3)%
Impact of the EPA matter		—	—	—	—%	—	—%
Net sales revenue, excluding impact of EPA matter (non-GAAP)		$35,000	—	$35,000	(55.3)%	—	(55.3)%

Reconciliation of Updated Fiscal 2022 Outlook for GAAP Diluted EPS to Diluted EPS Excluding Impact of the EPA Matter (Non-GAAP) (2) (5) (11) (Unaudited)

Consolidated:	Fiscal 2021	Updated Outlook for Fiscal 2022
Diluted EPS, as reported (GAAP)	$10.08	$8.25	—	$8.59	(18.2)%	—	(14.8)%
Impact of the EPA matter		0.30	—	0.30	(3.0)%	—	(3.0)%
Diluted EPS, excluding impact of the EPA matter (non-GAAP)		$8.55	—	$8.89	(15.2)%	—	(11.8)%

Core Business:
Diluted EPS, as reported (GAAP)	$9.76	$8.08	—	$8.42	(17.2)%	—	(13.7)%
Impact of the EPA matter		0.30	—	0.30	(3.1)%	—	(3.1)%
Diluted EPS, excluding impact of the EPA matter (non-GAAP)		$8.38	—	$8.72	(14.1)%	—	(10.7)%

Non-Core Business:
Diluted EPS, as reported (GAAP)	$0.32	$0.17	—	$0.17	(46.9)%	—	(46.9)%
Impact of the EPA matter		—	—	—	—%	—	—%
Diluted EPS, excluding impact of the EPA matter (non-GAAP)		$0.17	—	$0.17	(46.9)%	—	(46.9)%

Reconciliation of Updated Fiscal 2022 Outlook for Adjusted Diluted EPS (Non-GAAP) to Adjusted Diluted EPS Excluding Impact of the EPA Matter (Non-GAAP) (2) (5) (11) (Unaudited)

Consolidated:	Fiscal 2021	Updated Outlook for Fiscal 2022
Adjusted diluted EPS (non-GAAP)	$11.65	$11.73	—	$11.93	0.7%	—	2.4%
Impact of the EPA matter		0.30	—	0.30	(2.6)%	—	(2.6)%
Adjusted diluted EPS, excluding impact of the EPA matter (non-GAAP)		$12.03	—	$12.23	3.3%	—	5.0%

Core Business:
Adjusted diluted EPS (non-GAAP)	$11.03	$11.55	—	$11.75	4.7%	—	6.5%
Impact of the EPA matter		0.30	—	0.30	(2.7)%	—	(2.7)%
Adjusted diluted EPS, excluding impact of the EPA matter (non-GAAP)		$11.85	—	$12.05	7.4%	—	9.2%

Non-Core Business:
Adjusted diluted EPS (non-GAAP)	$0.62	$0.18	—	$0.18	(71.0)%	—	(71.0)%
Impact of the EPA matter		—	—	—	—%	—	—%
Adjusted diluted EPS, excluding impact of the EPA matter (non-GAAP)		$0.18	—	$0.18	(71.0)%	—	(71.0)%

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release
(1)Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales. Net sales revenue from internally developed brands or product lines is considered Organic business activity.
(2)The Company defines Core as strategic business that it expects to be an ongoing part of its operations, and Non-Core as business or assets (including net assets held for sale) that it expects to divest within a year of its designation as Non-Core.
(3)Leadership Brand net sales consists of revenue from the OXO, Honeywell, Braun, PUR, Hydro Flask, Vicks, Hot Tools and Drybar brands.
(4)Online channel net sales revenue includes direct to consumer online net sales, net sales to retail customers fulfilling end-consumer online orders and net sales to pure-play online retailers.
(5)This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Core and Non-Core Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, Core and Non-Core Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Free Cash Flow and Outlook for Consolidated, Core and Non-Core Net Sales Revenue, Diluted EPS and Adjusted Diluted EPS Excluding Impact of the EPA Matter ("Non-GAAP Financial Measures") that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the non-GAAP measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.
(6)Charges incurred in conjunction with EPA packaging compliance for certain products in the air filtration, water filtration and humidification categories within the Health & Home segment.
(7)Acquisition-related expenses associated with the definitive agreement to acquire Osprey included in SG&A for the three- and nine-month periods ended November 30, 2021.
(8)Amortization of intangible assets.
(9)Non-cash share-based compensation.
(10)Charges incurred in connection with the Company’s restructuring plan (Project Refuel).
(11)Impact of the EPA matter represents the estimated unfavorable financial impact of lost sales volume and earnings resulting from the EPA packaging concerns and related stop shipment actions, net of the favorable impact of cost reduction actions. The estimated impact of the EPA matter does not include EPA compliance costs, which are included in the Company’s GAAP operating results but are excluded from non-GAAP adjusted operating income and non-GAAP adjusted diluted EPS results.